Exhibit 5.1

Mark C. Lee
Tel (916)442-1111
Fax (916) 448-1709
leema@gtlaw.com

July 31, 2013

Board of Directors
American Petro-Hunter Inc.
250 N. Rock Rd., Suite 365
Wichita KS, 67206

Re:	Opinion of Counsel for Registration Statement on Form S-1

To Whom It May Concern:

We act as counsel to American Petro-Hunter Inc., a Nevada corporation (the “Company”), in connection with the registration of 16,182,230 shares of the Company’s common stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), consisting of (i) 14,417,524 Shares issuable to Hanover Holdings I, LLC (“Hanover”) upon the terms of the Common Stock Purchase Agreement, between the Company and Hanover, dated June 24, 2013 (the “June Purchase Agreement”), and (ii) 1,764,706 Shares issued to Hanover on March 22, 2013 upon the terms of the Common Stock Purchase Agreement, between the Company and Hanover, dated March 22, 2013 (the “March Purchase Agreement” and together with the June Purchase Agreement, the “Purchase Agreements”), as further described in the Company’s registration statement on Form S-1 (the “Registration Statement”) filed under the Securities Act.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares were or will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Nevada.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; and (iii) the offers and sales of the Shares will be made in compliance with the Purchase Agreements, we are of the opinion that the Shares, when issued pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the reference to this firm under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP